CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 26, 2012, with respect to the financial statements of AllianceBernstein Global Value Fund, AllianceBernstein International Value Fund, AllianceBernstein Value Fund and AllianceBernstein Small/Mid Cap Value Fund for the fiscal year ended November 30, 2011, which are incorporated by reference in the Post-Effective Amendment No. 18 to the Registration Statement (Form N-1A No. 333-51938) of AllianceBernstein Trust.

                                                               ERNST & YOUNG LLP




New York, New York
February 28, 2012